Exhibit 10.9

Amendment to 8% Negotiable Convertible Promissory Note

Effective upon original execution date: August 9, 2012

This amendment is to correct and amend the Conversion Price in Section 3 as follows, and throughout all references within the promissory note where applicable:

As originally stated:

“Conversion Price” means an amount equal to 30% of the average of the three lowest reported daily sale or daily closing trading prices (whichever is the lower) for the Company’s common stock as reported on the OTCQB (or such other OTC Markets or OTC Tiers, stock markets or stock exchange upon which the Company’s common stock is listed or traded) during the thirty (30) trading days immediately preceding the Conversion Date, subject to adjustment as provided herein (including, without limitation, adjustment pursuant to Section 6), or a fixed conversion price of $0.001 per share, whichever is greater.

As amended and restated:

“Conversion Price” means an amount equal to 70% (which represents a 30% discount) of the average of the three lowest reported daily sale or daily closing trading prices (whichever is the lower) for the Company’s common stock as reported on the OTCQB (or such other OTC Markets or OTC Tiers, stock markets or stock exchange upon which the Company’s common stock is listed or traded) during the thirty (30) trading days immediately preceding the Conversion Date, subject to adjustment as provided herein (including, without limitation, adjustment pursuant to Section 6), or a fixed conversion price of $0.001 per share, whichever is greater.

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Mark Bradley, CEO

Player Network

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Continental Equities